Exhibit 99.1

NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES AMENDMENT OF CREDIT FACILITY

Houston, TX, -- March 15, 2010 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced the successful amendment of its credit facility.  The amendment relaxed the fixed charge coverage and leverage ratio requirements and waived a violation of the fixed charge coverage ratio at December 31, 2009.  The entire amendment will be filed today with the Securities and Exchange Commission on Form 8-K.  The amendment to the credit facility also permits a potential acquisition by DXP of all the assets of Quadna, Inc. and its subsidiaries.  On February 9, 2010, DXP entered into a non-binding letter of intent with Quadna, Inc. and its controlling stockholder to purchase all of the assets of Quadna, Inc. and its subsidiaries for a purchase price of $28 million, subject to adjustment, which may be payable in a combination of cash, common stock of DXP and convertible notes.  The potential transaction is subject to the parties entering into a definitive purchase agreement.  While negotiations are ongoing and a closing is scheduled for April 1, 2010, there can be no assurance that the parties will reach agreement on terms that are mutually acceptable.

David Little, Chairman and Chief Executive Officer said, “The amendment provides DXP with additional flexibility to grow internally and to grow externally through acquisitions such as Quadna, Inc. We are extremely excited about the potential that acquiring Quadna could bring to our customers, suppliers and shareholders.   Quadna is one of the leading suppliers of fluid handling systems in the U. S. and is recognized globally for its system application expertise.  The Phoenix, Arizona based company has nine branches in six states and Mexico and principally serves the mining, oil and gas, municipal, power food and beverage, semiconductor and chemical/pharmaceutical markets.”

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.  *****